Exhibit 4.2

Execution Version

INTERCEPT PHARMACEUTICALS, INC.

THIRD amended and restated stockholders agreement

This Third Amended and Restated Stockholders Agreement (the “Agreement”) dated as of August 9, 2012 is entered into by and among INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), the New Investors listed on Exhibit A hereto (each a “New Investor” and collectively the “New Investors”) the persons listed on Exhibit B hereto (each a “Founder,” and collectively the “Founders”), and each entity and individual listed on Exhibit C hereto (the “Prior Investors” and each, a “Prior Investor”).

RECITALS

WHEREAS, the Founders own outstanding shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”);

WHEREAS, the Prior Investors own outstanding shares of Common Stock and/or warrants to purchase shares of Common Stock;

WHEREAS, Genextra S.P.A, an Italian company, together with each of its affiliates that is or becomes a stockholder (“Genextra”) owns outstanding shares of Common Stock, Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series A Stock”) and Series B Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series B Stock”);

WHEREAS, the New Investors (including Genextra) are entering into a Series C Convertible Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which the New Investors are purchasing, contemporaneously herewith, shares of Series C Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series C Stock”);

WHEREAS, the Company, the Founders, the Prior Investors and Genextra are parties to a Second Amended and Restated Stockholders Agreement dated January 20, 2010 (the “Prior Agreement”);

WHEREAS, the Company, the Founders, the Prior Investors and Genextra desire to amend and restate the Prior Agreement in its entirety to provide for certain arrangements with respect to certain issues, including (i) the registration of shares of capital stock of the Company under the Securities Act (as defined below), (ii) certain voting matters and (iii) various restrictions on the transfer of the capital stock of the Company; and

WHEREAS, the execution and delivery of this Agreement by the signatories hereto constitutes written approval of the terms hereof pursuant to Section 9(f) of the Prior Agreement thereby binding all parties to the Prior Agreement to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree to amend and restate the Prior Agreement as follows:

1.            Certain Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

“Agreement” has the meaning ascribed to it in the introductory paragraph hereto.

“Available Underscription Amount” has the meaning set forth in Section 6.1(b).

“Basic Amount” has the meaning set forth in Section 6.1(a).

“Board” has the meaning set forth in Section 3.1.

“CEO Director” has the meaning set forth in Section 3.1(d).

“Change of Control” means a transaction or series of related transactions pursuant to which in excess of fifty percent (50%) of the Company’s voting power is transferred.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning ascribed to it in the introductory paragraph hereto.

“Company ROFR” has the meaning set forth in Section 5.5(a).

“Company ROFR Period” has the meaning set forth in Section 5.5(a).

“Company Sale” means the acquisition of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation a majority by voting power of the capital stock of the surviving corporation).

“Company Undersubscription Notice” has the meaning set forth in Section 5.4(b).

“Convertible Securities” shall mean any evidences of indebtedness, Shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Co-Sale Shares” has the meaning set forth in Section 5.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Exercising Investors” has the meaning set forth in Section 5.5(a).

“Founder Notice” has the meaning set forth in Section 5.3.

“Founder” has the meaning ascribed to it in the introductory paragraph hereto.

“Founders’ Shares” means all Shares held by the Founders, whether now owned or hereafter acquired.

“GAAP” has the meaning set forth in Section 4.2(b).

“Genextra” has the meaning set forth in the recitals.

“Genextra Notice” has the meaning set forth in Section 5.7(a).

“Genextra Offered Shares” has the meaning set forth in Section 5.7(a).

“Genextra Offeror” has the meaning set forth in Section 5.7(a).

“Genextra Sale” has the meaning set forth in Section 5.7(a).

“Genextra Transfer” shall mean any sale, transfer, pledge, hypothecation or other disposition of any of the Shares by Genextra.

“Genextra Transfer Period” has the meaning set forth in Section 5.7(b)(ii).

“Holders” means the New Investors and the Prior Investors.

“Indemnified Party” has the meaning set forth in Section 2.5(b)(i).

“Indemnifying Party” has the meaning set forth in Section 2.5(b)(i).

“Independent Directors” has the meaning set forth in Section 3.1(c).

“Initial Public Offering” means the initial underwritten public offering of shares of Common Stock pursuant to an effective Registration Statement.

“Initiating Stockholders” means the Stockholder initiating a request for registration pursuant to Section 2.1(a).

“Investor ROFR” has the meaning set forth in Section 5.4(a).

“Investor ROFR Notice” has the meaning set forth in Section 5.4(a).

“Investor ROFR Period” has the meaning set forth in Section 5.4(a).

“Major Holder” means each New Investor and each Prior Investor, so long as such Holder beneficially owns not less than (i) 5,000,000 shares of Series A Stock, (ii) 5,000,000 shares of Series B Stock, (iii) 5,000,000 shares of Series C Stock or (iv) 1,500,000 shares of Common Stock (in each case subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement).

“New Investor(s)” has the meaning ascribed to it in the recitals.

“Notice of Acceptance” means a written notice from a Qualified Holder to the Company containing the information specified in Section 6.1(b).

“Offered Shares” has the meaning set forth in Section 5.3.

“Offered Securities” has the meaning set forth in Section 6.1(a).

“Offeror” has the meaning set forth in Section 5.3.

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“OrbiMed” means OrbiMed Private Investments IV, L.P., a Delaware limited partnership, together with each of its affiliates that is or becomes a stockholder.

“OrbiMed Participating Shares” has the meaning set forth in Section 5.7(b)(i).

“Other Holders” means holders of securities of the Company (other than Stockholders) who are entitled, by contract with the Company, to have securities included in a Registration Statement.

“Participating Shares” has the meaning set forth in Section 5.4(a).

“Preemption Offer” has the meaning set forth in Section 6.1(a).

“Preferred Stock” shall mean the Series A Stock, the Series B Stock and the Series C Stock.

“Prior Agreement” has the meaning ascribed to it in the recitals.

“Prior Investors” has the meaning ascribed to it in the introductory paragraph hereto.

“Prospectus” means (a) the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus, (b) any issuer free writing prospectus with respect to the Registrable Shares, (c) any information orally conveyed at the time of sale for which liability may attach under federal securities laws and (d) any preliminary prospectus.

“Purchase Agreement” has the meaning ascribed to it in the recitals above.

“Qualified Holder” has the meaning ascribed to it in Section 6.1(a).

“Qualified IPO” means (i) the closing of the sale of shares of Common Stock to the public at a price of at least $2.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective Registration Statement under the Securities Act, resulting in at least $40 million of gross proceeds, before the underwriting discount, commissions and expenses, to the Company, or (ii) the closing of an Initial Public Offering at a price per share approved by the Requisite Holders.

“Refused Securities” has the meaning set forth in Section 6.1(c).

“Registrable Shares” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, held as of the date hereof or acquired by the Stockholders after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon (x) any sale pursuant to a Registration Statement or Rule 144 under the Securities Act or (y) any sale in any manner to a person or entity which, by virtue of Section 2.11 of this Agreement, is not entitled to the rights provided in Section 2 of this Agreement.

“Registration Expenses” means all expenses incurred by the Company in complying with the provisions of Section 2, including without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company and the fees and expenses of one counsel selected by the Selling Stockholders to represent the Selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of Selling Stockholders’ own counsel (other than the counsel selected to represent all Selling Stockholders).

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successor, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Remaining Shares” has the meaning set forth in Section 5.4(e).

“Requisite Holders” means holders of outstanding shares of Preferred Stock representing at least eighty percent (80%) of the total number of shares of Common Stock into which the outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock could be converted pursuant to Section 4 of Article FOURTH, Section B of the Company’s Restated Certificate of Incorporation as in effect on the date hereof, voting together as a single class.

“Restricted Shares” means (i) the Shares, (ii) the shares of Common Stock issued or issuable upon conversion of the Shares and (iii) any other shares of capital stock of the Company issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (x) upon any sale pursuant to a Registration Statement under the Securities Act, Section 4(1) of the Securities Act or Rule 144 under the Securities Act or any successor rule or regulation of the Commission issued under such Act or (y) at such time as they become eligible for sale under Rule 144(b)(1) under the Securities Act or any successor rule or regulation of the Commission issued under such Act.

“ROFR Purchase Date” has the meaning set forth in Section 5.4(c).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Selling Founder” has the meaning set forth in Section 5.3.

“Selling Stockholder” means any Stockholder owning Registrable Shares included in a Registration Statement.

“Series C Preferred Stock Purchase Agreement” as the meaning set forth in Section 4.5.

“Series A Stock” has the meaning ascribed to it in the recitals.

“Series A/B Directors” has the meaning set forth in Section 3.1(a).

“Series B Stock” has the meaning ascribed to it in the recitals.

“Series C Stock” has the meaning ascribed to it in the recitals.

“Series C Directors” has the meaning set forth in Section 3.1(b).

“Shares” means all shares of capital stock of the Company held by a Stockholder, whether now owned or hereafter acquired. For purposes of calculating “pro rata” ownership, allocation or distribution of Shares, all shares of capital stock of the Company shall be deemed to have been converted into Common Stock of the Company.

“Stockholder ROFR” has the meaning set forth in Section 5.4(a).

“Stockholder(s)” means the New Investors, the Founders, the Prior Investors and any persons or entities who own Shares and to whom any rights and/or obligations hereunder are transferred in accordance with the terms of this Agreement; provided, however, that, solely for purposes of Section 2 hereof (but subject to Section 2.8), “Stockholders” only includes such persons or entities to whom rights granted under Section 2 hereof are transferred pursuant to Section 2.11 hereof.

“Trading Event” means the first date on which the Common Stock (or securities received by all holders of Common Stock in exchange for Common Stock) trades on a national securities exchange or automated quotation system at a price of at least (i) $2.25 per share or (ii) such price per share as approved by the Requisite Holders, in each case for at least 10 consecutive trading days and subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock).

“Transfer” has the meaning set forth in Section 5.1.

“Transfer Period” has the meaning set forth in Section 5.6(b).

“Undersubscription Amount” has the meaning set forth in Section 6.1(a).

“Undersubscription Period” has the meaning set forth in Section 5.4(b).

“Voting Shares” means and includes any and all shares of Series A Stock, Series B Stock, Series C Stock, Common Stock and/or shares of other capital stock of the Company, by whatever name called, that carry voting rights (including voting rights which arise by reason of default), and includes any such shares now owned as of the date of this Agreement or subsequently acquired, however acquired, including as a result of stock splits and stock dividends.

2.            Registration Rights.

2.1          Required Registrations.

(a)          At any time after the earlier of (i) four years after the date of this Agreement or (ii) six months after the closing of the Initial Public Offering, each New Investor that is a Major Holder or any Stockholder or Stockholders holding in the aggregate as least 30% of the Registrable Shares then outstanding, may request, in writing, that the Company effect the registration on Form S-1 (or any successor form) of Registrable Shares owned by such Stockholder or Stockholders having an aggregate value of at least $25,000,000 (based on the market price or fair value on the date of such request).

(b)          At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings and allowing for incorporation by reference of reports filed under the Exchange Act), which, to the extent applicable, will become automatically effective upon filing, a Stockholder or Stockholders (excluding the Founders) may request, in writing, that the Company file the registration statement on Form S-3 (or such successor form), of Registrable Shares held by such Stockholder or Stockholders having an aggregate value of at least $5,000,000 (based on the public market price on the date of such request) and the Company shall use its commercially reasonable efforts to file a Form S-3 registration statement under the Securities Act covering all Registrable Shares requested to be included in such registration as soon as practicable, and in any event within thirty (30) days after the date such request is made to the Company in writing, provided, however, that in the event that the Company is required to update any of its disclosure pursuant to the Exchange Act, such thirty (30) day filing deadline shall be extended to the time at which such updated disclosure is required to be filed.

(c)          Upon receipt of any request for registration pursuant to this Section 2, the Company shall promptly give written notice of such proposed registration to all other Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within 15 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election, subject, in the case of an underwritten offering, to the terms of Section 2.1(d). Thereupon, the Company shall, as expeditiously as possible, use its commercially reasonable efforts to effect the registration on an appropriate registration form of all the Registrable Shares which the Company has been requested to so register; provided, however, that in the case of a registration requested under Section 2.1(b), the Company will only be obligated to file a Form S-3 (or any successor form as aforesaid), which, to the extent applicable, will become automatically effective upon filing.

(d)          If the Initiating Stockholders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) or (b), as the case may be, and the Company shall include such information in its written notice referred to in Section 2.1(c). The right of any other Stockholder to include such Stockholder’s Registrable Shares in such registration pursuant to Section 2.1(a) or (b), as the case may be, shall be conditioned upon such other Stockholder’s participation in such underwriting on the terms set forth herein. If the Company desires that any officer or director of the Company holding securities of the Company be included in any registration for an underwritten offering requested pursuant to Section 2.1 or if Other Holders request such inclusion, the Company may include the securities of such officers, directors and Other Holders in such registration and underwriting on the terms set forth herein. The Company shall (together with all Stockholders, officers, directors and Other Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form (including customary indemnification and contribution provisions on the part of the Company) with the managing underwriter. Notwithstanding any other provision of this Section 2.1(d), if the managing underwriter advises the Company that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by officers or directors of the Company (other than Registrable Shares) and the securities held by Other Holders (other than Registrable Shares) shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and if a further limitation of the number of shares is required, the number of shares that may be included in such registration and underwriting shall be allocated among all holders of Registrable Shares requesting registration in proportion, as nearly as practicable, to the respective number of Registrable Shares held by them on the date of the request for registration made by the Initiating Stockholders pursuant to Section 2.1(a) or (b), as the case may be. If any such stockholder would thus be entitled to include more shares than such stockholder requested to be registered, the excess shall be allocated among other participating stockholders pro rata in the manner described in the preceding sentence. If any holder of Registrable Shares, officer, director or Other Holder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, and the securities so withdrawn shall also be withdrawn from registration. If the managing underwriter has not limited the number of Registrable Shares or other securities to be underwritten, the Company may include securities for its own account in such registration if the managing underwriter so agrees and if the number of Registrable Shares and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(e)          The Company shall not be required to effect more than three registrations pursuant to Section 2.1(a). In addition, the Company shall not be required to effect any registration within six months after the effective date of the Registration Statement relating to the Initial Public Offering. For purposes of this Section 2.1(e), a Registration Statement shall not be counted until such time as such Registration Statement has been declared effective by the Commission, unless the Initiating Stockholders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company that is made known to the Stockholders after the date on which such registration was requested) and elect not to pay the Registration Expenses therefor pursuant to Section 2.4.

(f)          If at the time of any request to register Registrable Shares by an Initiating Stockholder pursuant to this Section 2.1, the Company is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Company’s Board of Directors, would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of 120 days (or 180 days in connection with the Company’s Initial Public Offering) from the date of such request, such right to delay a request to be exercised by the Company not more than twice in any 12-month period.

(g)          Notwithstanding the foregoing, the Company shall not be required, pursuant to this Section 2.1, to include any Registrable Shares in a Registration Statement if such Registrable Shares can then be sold pursuant to Rule 144(b)(1) under the Securities Act or any successor rule or regulation of the Commission issued under such Act.

2.2          Incidental Registration.

(a)          Whenever the Company proposes to file a Registration Statement covering Common Stock (other than a Registration Statement filed pursuant to Section 2.1 or in connection with an Initial Public Offering) at any time and from time to time, it will, prior to such filing, give written notice to all Stockholders of its intention to do so; provided, however, that no such notice need be given if no Registrable Shares are to be included therein as a result of a determination of the managing underwriter pursuant to Section 2.2(b). Upon the written request of a Stockholder or Stockholders, given within 15 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its commercially reasonable efforts to cause all Registrable Shares which the Company has been requested by such Stockholder or Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Stockholder or Stockholders; provided, however, that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2.2 two (2) times in any twelve (12) month period, without obligation to any Stockholder, any such postponement not to exceed a period of ninety (90) days in aggregate, subject to applicable law.

(b)          If the registration for which the Company gives notice pursuant to Section 2.2(a) is a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 2.2(a). In such event, the right of any Stockholder to include such Stockholder’s Registrable Shares in such registration pursuant to Section 2.2 shall be conditioned upon such Stockholder’s participation in such underwriting on the terms set forth herein. All Stockholders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting by the Company. Notwithstanding any other provision of this Section 2.2, if the managing underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the Company may limit the number of Registrable Shares to be included in the registration and underwriting. The Company shall so advise all holders of Registrable Shares requesting registration, and the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner. The securities of the Company held by holders other than Stockholders and Other Holders shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and, if a further limitation on the number of shares is required, the number of shares that may be included in such registration and underwriting shall be allocated among all Stockholders and Other Holders requesting registration in proportion, as nearly as practicable, to the respective number of shares of Common Stock (on an as-converted basis) that they held at the time the Company gives the notice specified in Section 2.2(a). If any Stockholder or Other Holder would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting Stockholders and Other Holders pro rata in the manner described in the preceding sentence. If any holder of Registrable Shares or any officer, director or Other Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company, and any Registrable Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. Notwithstanding the foregoing, the Company shall not be required, pursuant to this Section 2.2, to include any Registrable Shares in a Registration Statement if such Registrable Shares can then be sold pursuant to Rule 144(b)(1) under the Securities Act or any successor rule or regulation of the Commission issued under such Act.

2.3          Registration Procedures.

(a)          If and whenever the Company is required by the provisions of this Agreement to use its commercially reasonable efforts to effect the registration of any Registrable Shares under the Securities Act, the Company shall:

(i)          file with the Commission a Registration Statement with respect to such Registrable Shares and use its commercially reasonable efforts to cause that Registration Statement to become effective as soon as possible;

(ii)         as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) and to keep the Registration Statement effective for 180 days from the effective date or such lesser period until all such Registrable Shares are sold;

(iii)        as expeditiously as possible furnish to each Selling Stockholder such reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such Selling Stockholder;

(iv)        as expeditiously as possible use its commercially reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the Selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the Selling Stockholder; provided, however, that the Company shall not be required in connection with this paragraph (iv) to qualify generally to do business as a foreign corporation in any jurisdiction where it is not so qualified or to subject itself to taxation in respect of doing business in any such jurisdiction or to execute a general consent to service of process in any jurisdiction or to amend its Certificate of Incorporation or By-laws in a manner that the Board of Directors of the Company determines is inadvisable;

(v)         use commercially reasonable efforts to cause the Registrable Shares to be registered with or approved by such other governmental agencies or authorities, if any, as may be required of the Company to enable the Selling Stockholder to consummate the disposition of such Registrable Shares.

(vi)        as expeditiously as possible, cause all such Registrable Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(vii)       in the case of an underwritten offering, enter into such customary agreements (including underwriting agreements in customary form) and make members of senior management of the Company available on a basis reasonably requested by the underwriters to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Shares) and cause to be delivered to the underwriters reasonable opinions of counsel to the Company in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the underwriters may reasonably request.

(viii)      promptly provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such registration statement;

(ix)         promptly make available for inspection by the Selling Stockholders, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Selling Stockholders, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(x)          notify the Selling Stockholders promptly, and (if requested by such person) confirm such notice in writing, if at any time (a) the representations or warranties of the Company contained in any agreement (including the underwriting agreement) contemplated by Section 2.3 cease to be true and correct in any material respect; or (b) an event occurs which makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xi)         as expeditiously as possible, notify each Selling Stockholder, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(xii)        as expeditiously as possible following the effectiveness of such Registration Statement, notify each seller of such Registrable Shares of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus; and

(xiii)       after the filing of a Registration Statement, (a) promptly notify each Stockholder holding Registrable Shares covered by such Registration Statement of any stop order issued or, to the Company’s knowledge, threatened by the Commission and of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or Blue Sky laws of any jurisdiction and (b) promptly take all reasonable actions to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement or the qualification of the Registrable Shares.

(b)          If the Company has delivered a Prospectus to the Selling Stockholders and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Selling Stockholders and, if requested, the Selling Stockholders shall immediately cease making offers of Registrable Shares and return all Prospectuses to the Company. The Company shall promptly provide the Selling Stockholders with revised Prospectuses and, following receipt of the revised Prospectuses, the Selling Stockholders shall be free to resume making offers of the Registrable Shares.

(c)          In the event that, in the judgment of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify all Selling Stockholders to such effect, and, upon receipt of such notice, each such Selling Stockholder shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Stockholder has received copies of a supplemented or amended Prospectus or until such Selling Stockholder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this Section 2.3(c) to suspend sales of Registrable Shares for a period in excess of 120 days in any 12-month period.

2.4          Allocation of Expenses. The Company shall pay all Registration Expenses for all registrations under this Agreement; provided, however, that if a registration under Section 2.1 is withdrawn at the request of the Initiating Stockholders (other than as a result of information concerning the business or financial condition of the Company that is made known to the Stockholders after the date on which such registration was requested) and if the Initiating Stockholders elect not to have such registration counted as a registration requested under Section 2.1, the requesting Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration.

2.5          Indemnification and Contribution.

(a)          In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Stockholder, each underwriter of such Registrable Shares, and each other person, if any, who controls such Selling Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Selling Stockholder, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such Selling Stockholder, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such Selling Stockholder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Selling Stockholder, underwriter or controlling person specifically for use in the preparation thereof.

(b)          In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each Selling Stockholder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such Selling Stockholder furnished in writing to the Company by or on behalf of such Selling Stockholder specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of a Selling Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Selling Stockholder of Registrable Shares sold in connection with such registration.

(i)          Each party entitled to indemnification under this Section 2.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of such Indemnifying Party’s obligations under this Section 2.5 except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(c)          In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.5 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Selling Stockholders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Selling Stockholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Company or the Selling Stockholders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.5, were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph of Section 2.5, (a) in no case shall any one Selling Stockholder be liable or responsible for any amount in excess of the net proceeds received by such Selling Stockholder from the offering of Registrable Shares and (b) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.5, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section 2.5. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without such party’s prior written consent, which consent shall not be unreasonably withheld.

(d)          Unless otherwise expressly agreed to in writing by a holder of Registrable Shares, or otherwise required by applicable law or the rules of any national exchange on which the Company’s Common Stock is listed, the only information furnished or to be furnished to the Company for use in any registration statement or prospectus relating to the Registrable Shares or in any amendment, supplement or preliminary materials associated therewith are statements specifically relating to (i) the beneficial ownership of shares of Common Stock by such holder and its Affiliates, (ii) the name and address of such holder and (iii) any additional information about such holder or the plan of distribution required by law or regulation to be disclosed in any such document.

2.6          Other Matters with Respect to Underwritten Offerings. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 2.1, the Company agrees to use its commercially reasonable efforts to cause (a) its legal counsel to render customary opinions with respect to the Registration Statement to the underwriters and to selling Stockholders that represent that they have an obligation to perform a due diligence review process under the Securities Act of 1933 and (b) its independent public accounting firm to issue customary “cold comfort letters” with respect to the Registration Statement to the underwriters and selling Stockholders that represent that they have an obligation to perform a due diligence review process under the Securities Act of 1933.

2.7          Information by Stockholder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

2.8          “Lock-Up” Agreement; Confidentiality of Notices.

(a)          Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3 and ending on the date specified by the Company and the managing underwriter (such period not to exceed (x) one hundred eighty (180) days in the case of the Initial Public Offering, or (y) ninety (90) days in the case of any registration other than the Initial Public Offering, or, in either case, such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.8 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding shares of Common Stock (after giving effect to conversion into Common Stock of all outstanding shares of Series A Stock, Series B Stock and Series C Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.8 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.8 or that are necessary to give further effect thereto.

(b)          The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such “lock-up” period.

(c)          Any Stockholder receiving any written notice from the Company regarding the Company’s plans to confidentially submit or file a Registration Statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise such Stockholder’s rights under this Agreement.

2.9          Limitations on Subsequent Registration Rights. The Company shall not, prior to the Initial Public Offering, without the prior written consent of Requisite Holders, to the extent any Preferred Stock is outstanding and if no Preferred Stock is then outstanding, the prior written consent of the holders of 80% of the Registrable Shares then held by all Stockholders, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company that grants such holder or prospective holder rights to include securities of the Company in any Registration Statement, unless (a) such rights to include securities in a registration initiated by the Company or by Stockholders are not more favorable than the rights granted to Other Holders under Sections 2.1 and 2.2 of this Agreement, and (b) no rights are granted to initiate a registration, other than registration pursuant to a registration statement on Form S-3 (or a successor form as aforesaid) in which Stockholders are entitled to include Registrable Shares on a pro rata basis with such holders based on the number of shares of Common Stock (on an as-converted basis) owned by Stockholders and such holders.

2.10        Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act and (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

(a)          make and keep current public information about the Company available, as those terms are understood and defined in Rule 144 under the Securities Act or any successor rule or regulation of the Commission issued under such Act;

(b)          use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)          furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act or any successor rule or regulation of the Commission issued under such Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

2.11        Transfers of Rights. Except as set forth in Section 2.8, the rights and obligations of each Stockholder under this Section 2 may be assigned by such Stockholder to (i) any person or entity to which at least 500,000 Shares (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement) are transferred by such Stockholder or (ii) any partner, stockholder or affiliate of such Stockholder, and such transferee shall be deemed a “Stockholder” for purposes of this Agreement; provided that, in each case, the transferee provides written notice of such assignment to the Company and agrees in writing to be bound hereby.

2.12        Legends. Upon request of a Holder following the effectiveness of a Registration Statement covering Shares held by such Holder, the Company shall as soon as practicable (but not later than five business days after the effectiveness of such Registration Statement), remove from such Shares the restrictive legends set forth in Section 8.2(b). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the effectiveness of the Registration Statement if required by the Company’s transfer agent to effect the removal of legends pursuant to this Section 2.12. Following the effectiveness of a Registration Statement covering Shares, the Company shall issue a blanket letter of instruction to its transfer agent placing a “stop transfer” order on the Shares covered by such Registration Statement, which stop transfer order may be lifted with respect to the applicable Shares only (i) upon receipt by the transfer agent of written certification from the Holder of such Shares that the Shares have been sold pursuant to the effective Registration Statement and a duly delivered prospectus or (ii) unless the Shares have been sold in a transaction not subject to the registration requirements of the Securities Act and the Company has received an opinion of counsel to the extent required by Section 8.1.

2.13        Pledges Pursuant to Margin Agreements. After the effectiveness of a Registration Statement with respect to such Shares, the Company acknowledges and agrees that a Stockholder may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Stockholder may transfer pledged or secured Shares to the pledgees or secured parties. Such a pledge or transfer shall not be subject to approval of the Company nor shall any notice be required of such pledge. The Company will execute and deliver such documentation as a pledgee or secured party of Shares pursuant to this Section 2.13 may reasonably request in connection with such pledge or transfer, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder, provided that the Company may first require a legal opinion of legal counsel of the pledgee, secured party or pledgor in connection therewith and that states the exemption from registration under the Securities Act that is applicable to such transfer or pledge.

2.14        Termination. All of the Company’s obligations to register Registrable Shares under Sections 2.1 and 2.2 shall terminate upon the earliest of (a) three years after the closing of the Initial Public Offering, (b) the date on which no Stockholder holds any Registrable Shares or (c) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise.

3.            Voting of Shares.

3.1          Composition of the Board. Each Stockholder agrees to vote, or cause to be voted, all Voting Shares owned or held by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following individuals shall be elected to the Board of Directors of the Company (the “Board”) in accordance with the voting provisions of the Company’s Amended and Restated Certificate of Incorporation, as the same shall be amended, or amended and restated (the “Restated Certificate”):

(a)          Two individuals designated from time to time by Genextra so long as Genextra holds any Series A Stock or Series B Stock (the “Series A/B Directors”), such designees to be treated as the members of the Board who are subject to election solely by the holders of the Series A Stock and Series B Stock pursuant to the first sentence of Article Fourth, Section B.3.2 of the Restated Certificate.

(b)          Two individuals designated from time to time by OrbiMed so long as OrbiMed holds any Series C Stock (the “Series C Directors”), such designees to be treated as the members of the Board who are subject to election solely by the holders of the Series C Preferred Stock pursuant to the second sentence of Article Fourth, Section B.3.2 of the Restated Certificate.

(c)          Two individuals designated from time to time by the Requisite Holders (the “Independent Directors”), and approved by a majority of the Board of Directors, each of whom shall be independent under the rules of the NASDAQ Stock Market LLC, such designees to be treated as the members of the Board who are subject to election solely by the Requisite Holders pursuant to the third sentence of Article Fourth, Section B.3.2 of the Restated Certificate.

(d)          One individual designated from time to time by the Chief Executive Officer of the Company (who may designate himself) (the “CEO Director”), such designee to be treated as the member of the Board who is subject to election by the holders of the majority of the Series A Stock, Series B Stock, Series C Stock, and the Common Stock, all voting together as a single class on an as-converted to Common Stock basis pursuant to the third sentence of Article Fourth, Section B.3.2 of the Restated Certificate.

3.2          Initial Board Members. Following the date of this Agreement, the initial Series A/B Directors shall be Lorenzo Tallarigo and Paolo Fundaro; the initial Series C Directors shall be Jonathan Silverstein and Klaus Veitinger; the initial Independent Directors shall be a vacant seat and Nicole Williams; and the initial CEO Director shall be Mark Pruzanski.

3.3          Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)          no director elected pursuant to paragraph (a), (b), (c) or (d) of Section 3.1 of this Agreement may be removed from office (other than for cause, as determined by a majority of the disinterested directors) unless (i) such removal is directed or approved by the affirmative vote of the Person(s) entitled under the applicable paragraph of Section 3.1 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to the applicable paragraph of Section 3.1 is no longer so entitled to designate or approve such director or occupy such Board seat;

(b)          any vacancies created by the resignation, removal or death of a director elected pursuant to Section 3.1 shall be filled pursuant to the provisions of this Section 3; and

(c)          upon the request of any Person(s) entitled to designate a director as provided in Section 3.1 to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

3.4          No Revocation. The voting agreements contained in this Section 3 are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with Section 3.8 or 9(f) hereof. Nothing in this Section 3 shall be construed as limiting the provisions of Section 3.8 or 9(f) hereof.

3.5          Transfers of Rights. Any transferee to whom Shares are transferred by a Stockholder, whether voluntarily or by operation of law, shall be bound by the voting obligations imposed upon the transferor under this Agreement, to the same extent as if such transferee were a Stockholder hereunder and no Stockholder shall transfer any Shares unless the transferee agrees in writing to be bound by the terms and agreements of this Section 3.

3.6          OrbiMed Observer Rights. For so long as OrbiMed holds any Series C Stock OrbiMed shall have the right to have one representative (the “OrbiMed Observer”) attend each meeting of the Board in a non-voting observer capacity. The Company shall deliver to the OrbiMed Observer notice of such meetings in accordance with the Company’s by-laws and shall give the OrbiMed Observer copies of all notices, minutes, consents, and other material that it provides to its directors. The Company shall not be required to deliver to the OrbiMed Observer specific information, and may preclude the OrbiMed Observer from specific discussions of the Board concerning specific information, that the Board (excluding any directors designated by OrbiMed) determines is (a) competitively sensitive, (ii) attorney-client privileged and should not, therefore, be disclosed, or (iii) reasonably necessary to preserve or protect the exercise of the Board’s fiduciary duty or to avoid a possible conflict of interest. The OrbiMed Observer shall, if requested by the Company, enter into a confidentiality agreement with the Company in a mutually agreeable form prior to receiving any Board materials or attending any Board meeting.

3.7          Committees of the Board. The composition of the Audit Committee of the Board and the Compensation Committee of the Board shall each include at least one Series A/B Director, one Series C Director and one Independent Director.

3.8          Termination. All of the rights and obligations under this Section 3 shall terminate in their entirety on the earliest to occur of (a) immediately prior to a Qualified IPO, (b) a Trading Event, or (c) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise.

4.           Affirmative Covenants of the Company.

4.1          Inspection and Observation; Consultation.

(a)          The Company shall permit each Major Holder, or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours and subject to the Company’s standard procedures for visitors following reasonable notice and as often as may be reasonably requested.

(b)          The Company shall use commercially reasonable efforts to hold a meeting on a quarterly basis in conjunction with regularly scheduled Board meetings, or at any other time as reasonably requested by the New Investors or the Founders, subject to reasonable advance notice, which shall include the Company’s Chief Executive Officers, certain individuals as reasonably requested by the New Investors, and the Company’s primary financial officer, to review the financial, administrative and operational information of the Company and assess the performance of the Company as set forth in the Operating Plan.

4.2          Reports and Statements.

(a)          The Company shall deliver to each Major Holder:

(i)          within the earlier of five days after finalized or 120 days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and the related statements of operations and of cash flows for such year, audited by certified public accountants of established national reputation selected by the Company;

(ii)         within the earlier of five days after finalized or 30 days after the end of each fiscal quarter of the Company (other than the fourth quarter), an unaudited balance sheet of the Company as at the end of such quarter, and the related unaudited statements of operations and of cash flows for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of operations, stockholders’ equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year;

(iii)        as soon as available, monthly unaudited financial statements (comparing actual results to budgeted results) in a format reasonably satisfactory to the New Investors; and

(iv)        within 60 days prior to the commencement of each new fiscal year, the Operating Plan for such fiscal year forecasting the Company’s revenue, expenses, and cash position on a month-to-month basis for the upcoming fiscal year and the estimated annual budgets for the two fiscal years following.

(b)          The financial statements and Operating Plan delivered pursuant to Section 4.2(a) shall be prepared on a consolidated basis if the Company then has any subsidiaries. The financial statements delivered pursuant to clause (ii) of Section 4.2(a) shall be accompanied by a certificate of the controller or financial officer of the Company stating that such statements have been prepared in accordance with GAAP consistently applied (except as noted) and fairly present the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby.

4.3          Agreements with Employees and Founders. The Company shall require all persons now or hereafter employed by the Company to enter into the Company’s form of nondisclosure and assignment of inventions agreements. The Company agrees that it will not, without the prior written consent of the holders of 75% of the shares of Common Stock then outstanding, terminate, amend or waive any rights under any non-competition agreement between the Company and a Founder.

4.4          Board of Directors.

(a)          The Company shall promptly reimburse in full, in accordance with the Company’s travel and entertainment policy, each director of the Company or Board observer for all of such director’s or observer’s reasonable out-of-pocket expenses incurred in attending each meeting of the Board or any committee thereof.

(b)          The Company shall carry directors and officers insurance with coverage in an amount, and with coverage, as approved by the Board.

(c)          The Board shall meet on at least a quarterly basis pursuant to the terms the Company’s bylaws.

4.5          Super Majority Approval Rights. Each member of the Board shall, in good faith, work with the other members of the Board to achieve a consensus with respect to actions requiring the approval of the Board, provided that except as required by applicable law, all actions requiring the approval of the Board shall require the approval of at least five (5) members of the Board.

4.6          Termination of Covenants. The covenants of the Company contained in this Section 4 shall terminate in their entirety on the earliest to occur of (a) immediately prior to a Qualified IPO, (b) a Trading Event, or (c) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise.

5.           Right of First Refusal.

5.1          General Restriction.

(a)          Any sale, transfer, pledge, hypothecation or other disposition, whether voluntarily or by operation of law (a “Transfer”) of any of the Shares by a Founder, other than according to the terms of this Agreement, shall be void and transfer no right, title, or interest in or to any of such Shares to the purported transferee.

(b)          Notwithstanding anything contained herein to the contrary, for so long as a Founder has an ongoing employment or contractual relationship with the Company, such Founder shall not Transfer his Shares (other than pursuant to Section 5.2) for a period of one year from the date of this Agreement.

(c)          The proceeds of any sale made by the Selling Founder without compliance with the provisions of this Section 5 shall be deemed to be held in constructive trust in such amount as would have been due to the New Investors if the Selling Founder had complied with this Agreement.

5.2          Transfers Not Subject to Restrictions. Any Founder may Transfer Shares to such Founder’s spouse or children or to a trust established for the benefit of such Founder’s spouse, children or such Founder, or dispose of them under such Founder’s will, without compliance with Sections 5.3 through 5.6 hereof; provided that the transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Section 5 as if such transferee were a Founder. The rights of the Company and the Stockholders under Section 5 shall not apply to any pledge of Shares by a Founder which creates a mere security interest with no assignment of the voting right, provided the pledgee provides the Company with a written agreement to be bound hereby to the same extent as the pledging Founder.

5.3          Offer of Sale; Notice of Proposed Sale. If any Founder desires to Transfer any of such Founder’s Shares in any transaction other than pursuant to Section 5.2 of this Agreement, such Founder (the “Selling Founder”) shall first deliver written notice of such Founder’s desire to do so (the “Founder Notice”) to the Company and the New Investors, in the manner prescribed by Section 9(d) of this Agreement. The Founder Notice must specify: (i) the name and address of the party to which the Selling Founder proposes to sell or otherwise dispose of the Shares or an interest in the Shares (the “Offeror”), (ii) the number of Shares the Selling Founder proposes to sell or otherwise dispose of (the “Offered Shares”), (iii) the consideration per Share to be delivered to the Selling Founder for the proposed sale, transfer or disposition, (iv) include an offer to sell the Offered Shares to the New Investors and the Company on the terms set forth in Sections 5.4 and 5.5 and (v) all other material terms and conditions of the proposed transaction.

5.4          Stockholders’ Option to Purchase.

(a)          The New Investors shall have the first right of first refusal (the “Investor ROFR”), exercisable for a period of 10 business days from the date of delivery of the Founder Notice (the “Investor ROFR Period”), to purchase any or all of their pro rata portion of the Offered Shares for the consideration per share and on the terms and conditions set forth in the Founder Notice, with the pro rata portion of the Offered Shares being determined by multiplying (x) the number of Shares then held by a New Investor, by (y) a fraction, the numerator of which shall be the aggregate number of Shares then held by such New Investor and the denominator of which shall be the total number of Shares then held by all New Investors. The Investor ROFR shall be exercised by delivery by the New Investors of written notice to the Selling Founder and the Secretary of the Company specifying the number of Shares to be purchased (the “Investor ROFR Notice”). Alternatively, the New Investors may within the Investor ROFR Period, notify the Selling Founder and the Secretary of the Company of their desire to participate in the sale of the Shares on the terms set forth in the Founder Notice in accordance with Section 5.6, and the number of Shares such New Investor wishes to sell pursuant to such provision (such Shares, the “Participating Shares”).

(b)          If options to purchase have been exercised pursuant to Section 5.4(a) for some but not all of the Offered Shares by the end of the Investor ROFR Period, then the Company shall, promptly after the expiration of the Investor ROFR Period, send written notice (the “Company Undersubscription Notice”) to those New Investors who fully exercised their Investor ROFR within the Investor ROFR Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Section 5.4(b), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed Offered Shares on the terms and conditions set forth in the Founder Notice. To exercise such option, an Exercising Investor must deliver written notice to the Selling Founder and the Secretary of the Company within five (5) days after the expiration of the Investor ROFR Period (the “Undersubscription Period”). In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 5.4(b) shall be allocated to such Exercising Investors pro rata based on the number of Offered Shares such Exercising Investors have elected to purchase pursuant to the Investor ROFR (without giving effect to any Offered Shares that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall promptly notify all of the New Investors and the Selling Founder of that fact.

(c)          The closing of the purchase of the Offered Shares pursuant to this Section 5.4 shall take place at the offices of the Company no later than five (5) business days after the earlier of (i) the date upon which the New Investors shall have exercised the Investor ROFR for all of the Offered Shares and (ii) the earlier of the expiration of the Company ROFR Period (as defined below) and the date on which the Company provides written notice exercising or refusing to exercise the Company ROFR (as defined below) (the “ROFR Purchase Date”). At such closing, the Selling Founder shall convey record and beneficial ownership of the Offered Shares to the applicable Stockholder(s) electing to purchase the Offered Shares in accordance with this Section 5.4 at a time and place specified by such Stockholder(s) by delivering certificates representing the Offered Shares so purchased, duly endorsed for transfer or accompanied by duly and validly executed stock powers endorsed in blank.

(d)          If all of the New Investors fail to exercise the Investor ROFR during the Investor ROFR Period, the New Investors shall be deemed to have rejected the Investor ROFR.

(e)          At the end of the Investor ROFR Period or Undersubscription Period, as applicable, any Offered Shares that have not been designated for purchase by the New Investors shall be referred to as the “Remaining Shares”.

5.5          Company Option to Purchase.

(a)          Subject to Section 5.4, if there are any Remaining Shares at the end of the Investor ROFR Period or Undersubscription Period, as applicable, the Company shall have the right of first refusal (the “Company ROFR”) exercisable for a period of 15 business days from the expiration of the later of the Investor ROFR Period or Undersubscription Period (the “Company ROFR Period”) to purchase all or part of the Remaining Shares for the consideration per share and on the terms and conditions specified in the Founder Notice. Any Remaining Shares with regard to which the Company has not exercised its right of first refusal shall be referred to as the “Final Remaining Shares.” The Company ROFR shall be exercised by delivery by the Company of written notice to the Selling Founder and the Secretary of the Company.

(b)          The closing of the purchase of the Offered Shares pursuant to this Section 5 shall take place at the offices of the Company on the ROFR Purchase Date. At such closing, the Selling Founder shall convey record and beneficial ownership of the Offered Shares to the Company in at a time and place specified by the Company by delivering certificates representing the Offered Shares so purchased, duly endorsed for transfer or accompanied by duly and validly executed stock powers endorsed in blank.

(c)          In the event that the Company fails to exercise the Company ROFR during the Company ROFR Period, the Company shall be deemed to have rejected its right to exercise the Company ROFR.

(d)          To the extent that the consideration proposed to be paid by the Offeror for the Offered Shares consists of consideration other than cash, the consideration required to be paid by the Company and/or the New Investors exercising their rights of first refusal and options under Sections 5.4 and 5.5 hereof may consist of cash equal to the value of such property, as determined in good faith by agreement of the Selling Founder and the Company and/or the New Investors, as applicable, acquiring such Offered Shares.

5.6          Co-Sale Rights; Failure to Exercise.

(a)          To the extent that all of the Offered Shares were not purchased pursuant to the provisions of Sections 5.4 and 5.5, a New Investor, if it has, pursuant to Section 5.4(a) expressed a desire to sell Participating Shares shall be entitled to do so pursuant to this Section 5.6. The Company shall on the ROFR Purchase Date notify the Selling Founder of the aggregate number of Participating Shares such New Investors wish to sell. The Selling Founder shall use his reasonable best efforts to cause the Offeror to purchase, in addition to any Offered Shares less any Offered Shares being purchased by the New Investors and the Company pursuant to the provisions of Section 5.4 and 5.5 (the “Co-Sale Shares”), the Participating Shares that a New Investor wishes to sell. If the Offeror does not wish to purchase all of the Co-Sale Shares and the Participating Shares, then such New Investor and the Selling Founder shall be entitled to sell, at the price and on the terms and conditions set forth in the Founder Notice, a portion of such Co-Sale Shares and Participating Shares being sold to the Offeror, in the same proportion as such Selling Founder or New Investor’s ownership of Shares bears to the aggregate number of Shares owned by the Selling Founder and such New Investor. The transaction contemplated by the Founder Notice shall be consummated not later than 60 days after the expiration of the Investor ROFR Period.

(b)          If neither the rights of first refusal under Section 5.4 and 5.5 nor the co-sale rights under Section 5.6(a) have been exercised by the Company or the New Investors (subject to the Selling Founders compliance with the terms of this Agreement), then the Selling Founder shall be entitled, for a period of 60 days (the “Transfer Period”) beginning on the earlier of (i) the date the Selling Founder shall have received written notice from the New Investors and the Company stating that they do not intend to exercise their rights of first refusal or (ii) the expiration of the Company ROFR Period, if the Company shall have not provided any notice exercising the Company ROFR to Transfer, all (but not less than all) of the Final Remaining Shares upon the terms set forth in the Founder Notice. If the Selling Founder shall not have Transferred all of the Offered Shares for any reason before the expiration of the Transfer Period, then no Transfer subject to this Section 5 (including Transfers of any Shares that were previously deemed Offered Shares) by such Selling Founder thereafter shall be consummated unless all of the provisions of this Section 5 are again complied with.

5.7          Special Co-Sale.

(a)          Offer of Sale; Notice of Proposed Sale. If Genextra desires to consummate a Genextra Transfer, in a single transaction or series of transactions, that would, when taken together with all prior Genextra Transfers, constitute a Change of Control (the “Genextra Sale”), then Genextra shall first deliver written notice of their desire to do so (the “Genextra Notice”) to the Company and OrbiMed, in the manner prescribed by Section 9(d) of this Agreement. The Genextra Notice must specify: (i) the name and address of the party to which Genextra proposes to sell or otherwise dispose of the Shares or an interest in the Shares (the “Genextra Offeror”), (ii) the number of Shares Genextra proposes to sell or otherwise dispose of (the “Genextra Offered Shares”), (iii) the consideration per Share to be delivered to Genextra for the proposed sale, transfer or disposition, and (iv) all other material terms and conditions of the proposed transaction.

(b)         OrbiMed Co-Sale Rights; Failure to Exercise.

i.            Within ten (10) business days of the receipt by OrbiMed of the Genextra Notice, OrbiMed shall inform Genextra of its desire to participate in the sale of the Genextra Offered Shares in the terms set forth in the Genextra Notice and the number of Shares that OrbiMed wishes to sell (the “OrbiMed Participating Shares”). Genextra shall use its reasonable best efforts to cause the Genextra Offeror to purchase, in addition to any Genextra Offered Shares, the OrbiMed Participating Shares that OrbiMed wishes to sell. If the Genextra Offeror does not wish to purchase all of the Genextra Offered Shares and the OrbiMed Participating Shares, then OrbiMed and Genextra shall be entitled to sell, at the price and on the terms and conditions set forth in the Genextra Notice, a portion of such Genextra Offered Shares and OrbiMed Participating Shares being sold to the Genextra Offeror, in the same proportion as Genextra’s or OrbiMed’s ownership of Shares bears to the aggregate number of Shares owned by Genextra and OrbiMed collectively. The transaction contemplated by the Genextra Notice shall be consummated not later than 60 days after the date of the Genextra Notice.

ii.         If the co-sale rights under Section 5.7(b)(i) have not been exercised by OrbiMed (subject to Genextra’s compliance with the terms of this Agreement), then Genextra shall be entitled, for a period of 60 days (the “Genextra Transfer Period”) beginning on expiration of the ten (10) day period set forth in Section 5.7(b)(i) above, to consummate a Genextra Transfer, for all (but not less than all) of the Genextra Offered Shares upon the terms set forth in the Genextra Notice or terms no more favorable to Genextra than the terms set forth in the Genextra Notice. If Genextra shall not have transferred all of the Genextra Offered Shares for any reason before the expiration of the Genextra Transfer Period, then no Genextra Transfer subject to this Section 5.7 by Genextra thereafter shall be consummated unless all of the provisions of this Section 5.7 are again complied with.

(c)       Limitations. In order for Genextra to consummate a Genextra Sale, such transaction must provide that:

i.     any liability shall be limited to such participating Stockholder's applicable share (determined based on the respective proceeds payable to each participating Stockholder in connection with such Genextra Sale) of a negotiated aggregate indemnification amount that applies equally to all participating Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Genextra Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder; and

ii.     the consideration to be received by OrbiMed shall be in the same form and per Share amount as that received by Genextra and any other participants in the Genextra Sale, with the per Share amount calculated as if any share of Preferred Stock transferred in the Genextra Sale was converted into Common Stock pursuant to Restated Certificate.

5.8          Termination.

(a)          All of the rights and obligations under this Section 5 shall terminate in their entirety on the earliest to occur of (i) immediately prior to a Qualified IPO, (ii) a Trading Event, or (iii) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise.

(b)          The provisions of Sections 5.3, 5.4, 5.5, 5.6 and 5.7 hereof shall not apply to any sale of Shares pursuant to a transaction referred to in Section 5.8(a) above.

5.9          Transfers of Rights. The rights and obligations of each Stockholder under this Section 5 may be assigned by such Stockholder to any person or entity to which Shares are transferred by such Stockholder, or to any partner, stockholder or affiliate of such Stockholder, and such transferee shall be deemed a “Stockholder” for purposes of this Agreement; provided that the transferee provides written notice of such assignment to the Company and agrees in writing to be bound hereby.

6.            Preemption Right.

6.1          Rights of Stockholders.

(a)          Subject to Section 6.1(g) and Section 6.2, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange (i) any shares of its Common Stock, (ii) any other equity securities of the Company, including, without limitation, shares of preferred stock, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company or (iv) any debt securities convertible into capital stock of the Company (collectively, the “Offered Securities”), unless in each such case the Company shall have first complied with this Section 6.1. The Company shall deliver to each Stockholder that is the then registered and beneficial owner of not less than 1,000,000 shares of Series A Stock, Series B Stock, Series C Stock or Common Stock (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement), who is also an accredited investor (as such term is defined in the rules and regulations promulgated under the Securities Act) (each, a “Qualified Holder”) a written notice of any proposed or intended issuance, sale or exchange of Offered Securities (the “Preemption Offer”), which written notice shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (iii) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (iv) offer to issue and sell to or exchange with such Qualified Holder (A) a pro rata portion of the Offered Securities determined by multiplying (x) the number of Offered Securities by (y) a fraction, the numerator of which shall be the aggregate number of Shares then held by such Qualified Holder and the denominator of which shall be the total number of Shares held by all Qualified Holders treating all options, warrants or securities exercisable or convertible into Shares that are held by all Qualified Holders (other than such options, warrants or securities held by such Qualified Holder) as exercised or converted (the “Basic Amount”), and (B) any additional portion of the Offered Securities attributable to the Basic Amounts of other Qualified Holders as such Qualified Holder shall indicate it will purchase or acquire should the other Qualified Holders subscribe for less than their Basic Amounts (the “Undersubscription Amount”).

(b)          To accept a Preemption Offer, in whole or in part, a Qualified Holder must deliver a written notice to the Company prior to 20 business days after the date of delivery of the Preemption Offer, setting forth the portion of the Qualified Holder’s Basic Amount that such Qualified Holder elects to purchase and, if such Qualified Holder shall elect to purchase all of its Basic Amount, the Undersubscription Amount (if any) that such Qualified Holder elects to purchase (the “Notice of Acceptance”). In the event that any Qualified Holder fails deliver a Notice of Acceptance in such 20 business day period, such Qualified Holder shall be deemed to have rejected its right to accept the Preemption Offer. If the Basic Amounts subscribed for by all Qualified Holders are less than the total of all of the Basic Amounts available for purchase, then each Qualified Holder who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all of the Basic Amounts available for purchase and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Qualified Holder who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Qualified Holder bears to the total Undersubscription Amounts subscribed for by all Qualified Holders, rounded down to the nearest whole number.

(c)          The Company shall have 120 days from the expiration of the period set forth in Section 6.1(b) above to issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Qualified Holders (the “Refused Securities”), but only to the offerees or purchasers described in the Preemption Offer (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Company than those set forth in the Preemption Offer. Notwithstanding anything contained herein to the contrary, the closing of the purchase of Shares pursuant to a Preemption Offer shall take place no later than 20 business days from the date of receipt of a Notice of Acceptance.

(d)          In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 6.1(c) above), then each Qualified Holder may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Qualified Holder elected to purchase pursuant to Section 6.1(b) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Qualified Holders pursuant to Section 6.1(b) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Qualified Holder so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Qualified Holders in accordance with Section 6.1(a) above.

(e)          Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Qualified Holders shall acquire from the Company, and the Company shall issue to the Qualified Holders, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 6.1(d) above if the Qualified Holders have so elected, upon the terms and conditions specified in the Preemption Offer. The purchase by the Qualified Holders of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Qualified Holders of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Qualified Holders and their respective counsel.

(f)          Any Offered Securities not acquired by the Qualified Holders or other persons in accordance with Section 6.1(c) above may not be issued, sold or exchanged until they are again offered to the Qualified Holders under the procedures specified in this Agreement.

(g)          The rights of the Qualified Holders under this Section 6 shall not apply to:

(1)         the issuance of any shares of Common Stock, Option or Convertible Securities as a stock dividend to holders of Common Stock, Series A Stock, Series B Stock or Series C Stock or upon any subdivision or combination of shares of Common Stock, Series A Stock, Series B Stock or Series C Stock;

(2)         the issuance of shares of Series C Stock pursuant to the Series C Preferred Stock Purchase Agreement;

(3)         shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6 or 4.7 of Article FOURTH, Section B of the Company’s Restated Certificate of Incorporation as in effect on the date hereof;

(4)         shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(5)         shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(6)         shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(7)         shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Company;

(8)         shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board; or

(9)         shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board.

6.2          Termination.

(a)          All of the rights and obligations under this Section 6 shall terminate in their entirety on the earliest of (i) immediately prior to a Qualified IPO or (ii) a Trading Event.

(b)          The provisions of Section 6.1 hereof shall not apply to any sale of Offered Securities pursuant to a transaction referred to in Section 5.8(a) above.

6.3          Transfers of Rights. The rights and obligations of each Major Holder under this Section 6, may be assigned by such Major Holder to (i) any person or entity to which at least 1,000,000 Shares (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement) are transferred by such Major Holder or (ii) any partner, stockholder or affiliate of such Major Holder, and such transferee shall be deemed a “Major Holder” for purposes of this Agreement; provided that, in each case, the transferee provides written notice of such assignment to the Company and agrees in writing to be bound hereby.

7.           Required Sale.

7.1          Drag-Along Rights.

(a)          If, following the date of this Agreement, (i) any person or entity other than a New Investor or any affiliate of a New Investor offers a Company Sale; (ii) the Requisite Holders have voted or agreed to vote in favor of such a Company Sale; (iii) the Company shall have received a fairness opinion from an internationally recognized investment bank with respect to the fairness of the consideration to be paid in such Company Sale and (iv) the Company provides written notice of such proposed Company Sale and a copy of the fairness opinion to each Stockholder, then each Stockholder and their affiliates shall be obligated to (a) vote all of their Shares in favor of such transaction, to the extent any such vote is required for the consummation of such transaction, (b) sell, transfer or exchange all of their capital stock in the Company in connection with such transaction on the same terms as those consented to by the consenting holders, (c) waive any appraisal or dissenters’ rights, and (d) execute and deliver such instruments related to the conveyance and transfer and take such other action, including executing any voting agreement, purchase agreement, merger agreement, indemnity agreement, escrow agreement or related documents (including providing representations and warranties and proportional indemnities), as may be reasonably required by the Requisite Holders in order to carry out the terms and provision of this Section 7.1. If a Stockholder fails to or refuses to vote or sell such Stockholder’s Voting Shares as required by, or votes such Stockholder’s Voting Shares in contravention of this Section 7.1, then such Stockholder hereby grants to the Requisite Holders an irrevocable proxy, coupled with an interest, to vote such Voting Shares in accordance with this Section 7.1, and hereby appoints the individual then serving as the Secretary of the Company or such other person as designated by the Requisite Holders from time to time, with full power of substitution, such Stockholder’s attorney in fact, to sell such Voting Shares in accordance with the terms of this Section 7.1. At the closing of such transaction, each of the Stockholders shall deliver, against receipt of the consideration payable in such transaction, certificates representing the capital stock of the Company which such Stockholder holds of record or beneficially, with all endorsements necessary for transfer. In the event that any Stockholder fails or refuses to comply with the provisions of this Section 7.1, the Company, the other Stockholders and the purchaser(s) in such transaction, at their option, may elect to proceed with such transaction notwithstanding such failure or refusal and, in such event and upon tender of the specified consideration to any such Stockholder, the rights of any such Stockholder with respect to the Voting Shares of such Stockholder shall cease.

(b)          Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 7.1(a) above in connection with any proposed Company Sale unless:

i.      liability shall be limited to such Stockholder's applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Company Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Company Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder; and

ii.     the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Company Sale.

7.2          Termination. All of the rights and obligations under this Section 7 shall terminate in their entirety on the earliest of (i) immediately prior to a Qualified IPO, (ii) a Trading Event, or (iii) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise,.

8.            Additional Transfer Restrictions.

8.1          Requirements for Transfer of Shares.

(a)          Notwithstanding anything to the contrary contained herein, Restricted Shares shall not be sold or transferred unless either (i) they have been registered under the Securities Act or (ii) the Company has been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

(b)          Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Stockholder which is a corporation to a wholly owned subsidiary of such corporation, a transfer by a Stockholder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, or a transfer by a Stockholder which is a limited liability company to a member of such limited liability company or a retired member who resigns after the date hereof or to the estate of any such member or retired member; provided that the transferee in each case agrees in writing to be subject to the terms of this Agreement to the same extent as if it were the original Stockholder hereunder or (ii) a transfer made in accordance with Rule 144 under the Securities Act or any successor rule or regulation of the Commission issued under such Act.

8.2          Restrictive Legends.

(a)          All certificates representing Shares owned or hereafter acquired by the Stockholders or any transferee of the Stockholders bound by this Agreement shall have affixed thereto a legend substantially in the following form:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AND VOTING AGREEMENTS AS SET FORTH IN A STOCKHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE REGISTERED OWNER OF THIS CERTIFICATE, THE ISSUER AND CERTAIN OTHER STOCKHOLDERS OF THE ISSUER, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE SECRETARY OF THE ISSUER.”

(b)          Each certificate representing Restricted Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

9.         General.

(a)          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)          Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each of the parties hereto shall be entitled to specific performance of the agreements and obligations of the other party hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

(c)          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(d)          Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, at Intercept Pharmaceuticals, Inc., 18 Desbrosses Street, New York, New York 10013, Attention: Chief Executive Officer, or at such other address or addresses as may have been furnished in writing by the Company, with a copy to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017, Attn: John Cheney, Esq.

If to a New Investor, at its address as set forth on Exhibit A, or to such physical address, electronic mail address or facsimile number as subsequently modified by written notice given in accordance with this Section 9(d).

If to a Founder, at such Founder’s address set forth on Exhibit B, or to such physical address, electronic mail address or facsimile number as subsequently modified by such Founder by written notice given in accordance with this Section 9(d).

If to a Prior Investor, at such Prior Investor’s address set forth on Exhibit C, or to such physical address, electronic mail address or facsimile number as subsequently modified by such Prior Investor by written notice given in accordance with this Section 9(d).

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including personal delivery, messenger service, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 9(d).

(e)          Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. The Prior Agreement is hereby amended and restated and superseded in all respects by this Agreement.

(f)          Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of (i) the Company, (ii) the Founders holding Shares representing a majority of the Shares then held by all of the Founders and (iii) the Requisite Holders; provided that any amendment, termination or waiver to the terms of Section 2 (or a defined term used therein) that occurs after the closing of the Initial Public Offering shall instead require the written consent of (X) the Company, (Y) the Founders holding Registrable Shares representing a majority of the Registrable Shares then held by all of the Founders and (Z) the Holders holding Registrable Shares representing a majority of all of the Registrable Shares then held by all of the Holders; and provided further, that any amendment, termination or waiver to the definition of Major Holder shall require the affirmative consent of each Major Holder. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Stockholder without the written consent of such Stockholder unless such amendment, termination or waiver applies to all Stockholders in the same fashion (it being agreed that a waiver of the provisions of Section 5 or Section 6 with respect to a particular transaction shall be deemed to apply to all Stockholders in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Stockholders may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 9(f) shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. In addition, to the extent that any change to any ownership threshold specified in this Agreement relating to any rights of any Stockholder under this Agreement, or any new threshold relating to any rights of any Stockholder under this Agreement is imposed, which causes a Stockholder to lose such rights, then such change shall not be effective with respect to such Stockholder unless the written instrument effecting such change is signed by such Stockholder.

(g)          Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(h)          Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

(i)          Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

(j)          Determination of Rights. For the purposes of determining any rights, benefits or entitlements under this Agreement that are based, in whole or in part, on ownership of Shares, a Stockholder shall be entitled to aggregate all Shares owned by such Stockholder and its affiliates in determining the aggregate ownership of Shares hereunder.

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IN WITNESS WHEREOF, the Parties have executed this Third Amended and Restated Stockholders Agreement as of the date first written above.

COMPANY:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Mark E. Pruzanski
Mark E. Pruzanski
President and CEO

NEW INVESTORS:

GENEXTRA S.P.A.

By:	/s/ Lorenzo Tallarigo
Name:	Lorenzo Tallarigo
Title:	Chief Executive Officer

OrbiMed Private Investments IV, L.P.
by: OrbiMed Capital GP IV LLC
Its: General Partner

By:	/s/Jonathan Silverstein
Jonathan Silverstein
General Partner

FOUNDERS:

/s/ Mark E. Pruzanski
Mark E. Pruzanski

[Signature Page to Third Amended and Restated Stockholders Agreement]